CUSIP NO.  18682C100                  13D                 PAGE  2  OF  7  PAGES
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 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 ZEBRA TECHNOLOGIES GP-CLA    IRS# 36-2675536

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 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  / /
                                                                       (b)  / /

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 3  SEC USE ONLY


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 4  SOURCE OF FUND**

            FF

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 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS AS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e).
                                                                            / /

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 6  CITIZENSHIP OR PLACE OF ORGANIZATION

             USA

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                   7  SOLE VOTING POWER
    NUMBER OF
                        379,138, subject to the disclaimer contained in Item 5.
     SHARES       --------------------------------------------------------------
                   8  SHARED VOTING POWER
  BENEFICIALLY
                              0, subject to the disclaimer contained in Item 5.
    OWNED BY      --------------------------------------------------------------
                   9  SOLE DISPOSITIVE POWER
      EACH
                      2,204,236, subject to the disclaimer contained in Item 5.
   REPORTING      --------------------------------------------------------------
     PERSON       10  SHARED DISPOSITIVE POWER

      WITH                    0, subject to the disclaimer contained in Item 5.

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11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,204,236, subject to the disclaimer contained in Item 5.
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12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            / /

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13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.1%

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14  TYPE OF REPORTING PERSON*

         IN

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